EXCLUSIVE LEASING LISTING AGREEMENT
                       -----------------------------------


     THIS EXCLUSIVE LEASING LISTING AGREEMENT (the "Agreement") is entered into as of September 9, 1999, by and between PEMBROKE SUPERVISORY MANAGEMENT LLC ("Agent") and COLLIERS INTERNATIONAL ("Broker"), with reference to the following facts:

A. High Cash Partners, L.P. ("Landlord") is the current owner of the building commonly known as Sierra Marketplace located at 3652 South Virginia, Reno, Nevada 89502, (the "Building") and has retained Agent to perform leasing services with respect to the Building.

B. Agent desires to retain Broker to act as the exclusive broker with respect to the Building. It is contemplated that Broker will seek out tenants in the conduct of its brokerage business and will deal with parties ("Prospective Tenants") contemplating the leasing of space in the Building, and also to provide a local representative to deal with existing tenants contemplating renewals and/or expansions of their leases.

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, it is agreed as follows:

     1. Available Space; Renewal Space; Expansion Space. This Agreement shall apply (i) to that space in all of the Building which (a) as of the date of this Agreement, is not subject to terms of any lease, license agreement or other such document and does not comprise a common area such as the lobby areas, garages or parking areas, elevators, stairways, vestibules, rest rooms, public corridors, halls, and roof, or (b) as to leased space the current tenancy with respect to which expires or is terminated, and the space is vacated, before the termination or expiration of this Agreement (such space as described in (a) and (b) being referred to in the aggregate as the "Available Space"), and (ii) to existing tenants in the Building ("Existing Tenants") in the case of renewals of leases or expansions by Existing Tenants beyond the space then leased into a portion of the Available Space (such space being referred to as the "Renewal Space" in the case of lease renewals and the "Expansion Space" in the case of lease expansions). However, it is expressly understood that such "Renewal Space" or "Expansion Space" that is subject to an existing option not negotiated by Broker is not subject to the terms of this Agreement.

     2. Term. The term of this Agreement shall commence as of the date hereof and shall expire December 31, 2002, subject to extension by mutual agreement of the parties, and subject to termination, as provided in Paragraph 16 hereof. During the term hereof, Broker shall be the exclusive broker for the Building and Broker shall earn a commission as provided herein on any lease entered with respect to any of the Available Space, or on any renewal or expansion with respect to Renewal Space or Expansion Space unless otherwise provided herein, whether such lease be made or Tenant procured by Broker, or by Landlord or Agent, or by any other person. All inquiries and offerings received by Agent shall be referred to Broker and all negotiations shall be conducted solely by Broker or under Broker's direction, subject to final approval by

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Agent. Agent shall cause Landlord to also refer all inquiries and offers received by Landlord to Broker.

     3. Broker's Duty and Representing Agents. Broker agrees that, during the term of this Agreement, the primary representing agents shall be Jeff Scheneman and Kelly Bland ("Representing Agent"). The Representing Agent's primary duty within this Agreement (including the primary assignment of any other representing agents or sales persons employed by Broker) shall be the leasing of the Available Space. The Broker's primary duties shall include the leasing of Renewal Space and Expansion Space, as well as handling any "walk-in" business from Prospective Tenants and otherwise assisting, as reasonably requested by Agent, in the marketing of the Available Space at the Building. Notwithstanding the foregoing, Broker shall have no obligations to negotiate any lease nor to devote efforts to leasing space in connection with any transaction not earning a commission as described in Paragraph 7 below.

     4. Leasing Parameters. Agent shall specify the leasing parameters for each portion of the Available Space, the Renewal Space and the Expansion Space subject to change from time to time at Agent's direction. All leases shall be executed on Agent's standard form, attached hereto as Exhibit "B", with all appropriate Riders and Exhibits attached thereto, or on such other form as the respective Agent on behalf of Landlord may adopt from time to time. When negotiating a lease with a Prospective Tenant, Broker shall not vary from the parameters specified by Agent without the prior express written consent of Agent. In any event, even if a Prospective Tenant has signed a proposed lease complying with the leasing parameters, the lease shall not be effective unless and until the lease has been submitted to Agent's office and has been approved and fully executed on behalf of Landlord. Broker shall clearly explain to each Prospective Tenant that no lease signed by Prospective Tenant shall have any effect until the provisions of this Paragraph 4 have been satisfied.

     5. Reporting.

         5.1 Broker shall keep Agent fully advised as to the status of negotiations with each Prospective Tenant. Broker shall submit a written report to the Agent, no less frequently than monthly, itemizing each Prospective Tenant and indicating the activity and any relevant events occurring during the preceding month and also periodically confer with Agent concerning marketing problems encountered and suggestions to improve the marketability of the Available Space, progress of construction of improvements in the Available Space for the use by Prospective Tenants, and similar matters. All advertising relating to the Building shall be determined by and be at the expense of Agent on behalf of Landlord, subject to written guidelines which shall be approved by Agent. Representing Agent of Broker shall be available from time to time upon reasonable notice to confer with Agent. Broker will assist Agent in the preparation of its property budget as it relates to income, lease-up, market conditions, promotions, etc. Broker's non-material failure to comply with the requirements of this Section 5.1 shall not bar Broker from receiving commissions that Broker is otherwise entitled to.

         5.2 In the event any Prospective Tenant indicates its unwillingness to execute a lease complying with the leasing parameters as contemplated in Paragraph 4 above, Broker


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shall forward all offers and counteroffers to Agent. When a Prospective Tenant has agreed to the execution of a lease, Broker shall notify the property manager, and shall arrange to have the lease prepared. Upon execution by a Prospective Tenant of a proposed lease, Broker shall deliver four (4) signed copies thereof to Agent's office for approval and execution on behalf of the Landlord.

     6. Rate of Commission and Time Payment. If a binding written lease is entered into between a Prospective Tenant and Agent on behalf of Landlord for any portion of the Available Space or between an Existing Tenant for Renewal Space or Expansion Space, except as expressly excluded in this Agreement, then, with the exception of those transactions expressly excluded under Paragraph 1 and 7, Agent agrees to pay to Broker a leasing commission computed in accordance with the schedule attached hereto as Exhibit "C."

     7. Transactions Not Earning a Commission. No commission or brokerage or other fee of any sort shall be payable by Agent to Broker by reason of (a) any lease with Landlord, Landlord's subsidiary companies or any affiliate companies of Landlord or Agent in any space in the Building or (b) the exercise by any existing tenant in the Building of any option under its present lease if such existing lease was not procured by Broker. Broker shall receive no compensation for any leases which are presently being negotiated by Agent, which prospects are described on Exhibit "D" hereto. No commission shall be earned or paid if otherwise excluded in this document.

     8. Sharing of Commissions. Broker and Agent acknowledge that, in certain cases, Broker may effect the signing of a lease by Agent on behalf of Landlord and a Prospective Tenant only with the assistance or cooperation of another broker (an "Outside Broker"). In such a case, if the conditions set forth herein are otherwise satisfied, Broker understands that Agent shall be obligated to pay only one full commission referred to in Paragraph 6 above, and the Outside Broker shall be entitled to a commission equal to 100% of the commission referred to in Paragraph 6 above, computed as specified in Exhibit "C" to this Agreement, which Broker agrees to share with the Outside Broker. Broker expressly agrees that in no circumstances shall Broker or any of its principals, or any relative of Broker, or any entity controlled by Broker and/or any of its principals or any relatives of any of them (a "Related Broker") enter into any agreement with an Outside Broker whereby Broker or any Related Broker shall receive any portion of a commission earned by an Outside Broker for the leasing of any Available Space or Renewal Space or Expansion Space, nor shall any Related Broker be recognized as an Outside Broker.

     9. Previous Space and Cash Payments. If the lease or any agreement collateral to or affecting the lease shall provide that the Landlord or any parent corporation or entity of the Landlord or any subsidiary or affiliated corporations or entities of the Landlord or of such parent corporation or entity
(a) shall be required to assume any of the Prospective Tenant's obligations under any lease covering any space occupied by the Prospective Tenant in any other building (hereinafter referred to as "Previous Space"), or (b) shall be required, directly or indirectly, to indemnify the Prospective Tenant as to any obligations respecting its Previous Space; then to the extent payment is made by Landlord under either clause (a) or (b) above, that payment shall be treated as an abatement of rent and the provisions of Paragraph 4 of Exhibit "C" shall apply thereto. To the extent the Previous Space becomes available to the Landlord for assigning or


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subletting, the Previous Space shall thereupon be deemed to constitute Available
Space, the assigning or subleasing of which shall earn a commission for Broker hereunder if the other conditions of this Agreement are satisfied.

     10. No Commission If Lease Not Executed. If, for any reason whatsoever, including but not limited to, acts, omissions, negligence or the wilful default of the Landlord, its agents, including Agent, employees, contractors or representatives, the lease shall not be entered into between the Landlord and any Prospective Tenant on or before the expiration of this Agreement, then except as provided in Paragraphs 12 and 16 below, no commission, brokerage or other fee of any sort shall be deemed to be due or earned by Broker or any other Broker, nor shall such commission, brokerage or other fee be paid by Agent. It is expressly agreed that Agent on behalf of Landlord shall have the unqualified right, in its sole and absolute discretion, to refuse to enter into any lease for any reason whatsoever without incurring any obligation to Broker or any other Broker for the payment of commission or otherwise.

     11. No Commission on Sales of Building Complex. No commissions shall be paid to Broker by Agent or by Agent on behalf of Landlord in the event of the sale of the Building.

     12. Pending Transactions. No later than fifteen (15) days prior to the scheduled expiration of this Agreement, Broker will submit to Agent a listing stating the names of Prospective Tenants with whom Broker is then engaged in meaningful negotiations for space within the Building and specifying the areas within the Building with respect to which the negotiations relate. If this Agreement is not extended by mutual agreement of the parties and if a lease is thereafter entered into with any Prospective Tenant on that list (as it may be supplemented as of the actual expiration of this Agreement) for the space indicated or for any space substituted, entirety or in part, for it during the course of negotiations, Broker shall be entitled to a commission in connection with that lease as contemplated in this Agreement, provided the lease is signed by all parties within ninety (90) days following the expiration of this Agreement or, if a lease is not signed by all parties within 90 days, Broker shall be entitled to the commission if substantive negotiations are ongoing with the Prospective Tenant at the end of such 90 day period and Agent extends this period in writing and such extension results in an executed lease.

     13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted respective successors in interest. Notwithstanding the foregoing, Broker shall not assign this Agreement or any interest hereunder except to an entity formed for purposes of conducting Broker's business. Broker acknowledges that Landlord is not a party to this agreement and is not obligated to Broker for the payment of commissions hereunder and agrees to look only to the assets of Agent, including but not limited to, any commissions received by Agent from Landlord, for payment of the commissions due or which may become due hereunder. No agreement hereafter made shall be effective to change, modify or discharge this Agreement or constitute a waiver of any of the provisions hereof, in whole or in part, unless it is in writing and is signed by the party against whom enforcement of the change, modification, discharge or waiver is sought.


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     14. Cost of Suit, Attorney's Fees. If Landlord, Agent or Broker shall bring any action against either one or both of the other parties hereto arising out of or under this Agreement, the prevailing party shall be entitled to recover its costs of suit including, without limitation, attorney's fees in such suit.

     15. Independent Contractor. Neither this Agreement nor the relationship between Agent and Broker shall constitute or create a partnership or joint venture. Broker is not an employee of Agent and cannot bind Agent by its actions. Broker is, and shall remain, an independent contractor.

     16. Termination. This Agreement cannot be cancelled for the first ninety
(90) days of its term except for cause. Thereafter, this Agreement may be terminated by either party given thirty (30) days' written notice thereof to the other, as specified in Paragraph 18 hereof. In the event that this Agreement is terminated by reason of Agent or Broker electing to give notice of termination, then, within thirty (30) days of said termination, Broker will submit to Agent a comparable listing as provided for in Paragraph 12, and the Prospective Tenants designated therein shall be treated as pending transactions pursuant to Paragraph 12 hereof, and Broker shall be entitled to receive commissions from Agent with respect to said Prospective Tenants as provided herein so long as all provisions are met.

     17. Broker's Rights and Obligations on Expiration or Termination. After the expiration or earlier termination of this Agreement, and in connection with any canvassing or other business done by Broker with any then existing Tenant(s) of the Building, including but not limited to, such canvassing or business which may or does result in any such existing Tenant(s) relocating to another Building, Broker agrees to comply with all applicable legal and professional requirements arising out of its past relationship with Agent under this Agreement and to otherwise act responsibly and professionally in any such dealings with existing Tenants.

     18. Notice. Notice and deliveries to Landlord, Agent and Broker shall be addressed as follows:

                  To Landlord:      High Cash Partners, L.P.
                                    c/o Pembroke Supervisory Management LLC
                                    70 East 55th Street, 7th Floor
                                    New York, New York  10003
                                    Attn:  Lawrence J. Cohen

                  To Agent:         Pembroke Supervisory Management LLC
                                    70 East 55th Street, 7th  Floor
                                    New York, New York  10003
                                    Attn:  Lawrence J. Cohen


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                  To Broker:        Colliers International
                                    5310 Kietzke Lane, Suite 105
                                    Reno, Nevada  89511
                                    Attention:  Marcus Clark

     19. Broker's Rights and Duties Concerning Existing Tenants on Expiration or Termination. Provided this Agreement remains in effect for at least one (1) year, at such time as the Agreement thereafter expires or is otherwise terminated, broker agrees that it will not actively solicit then Existing Tenants of the Building for possible relocation to another building for a period of one year following the expiration or other termination of the Agreement; provided, however, that this one year restriction on Broker shall not apply to
(i) any situation where an Existing Tenant approaches Building, or (ii) any Existing Tenants with whom Broker (including any offices of Broker or its affiliates throughout the nation) has an existing relationship concerning representation of such existing Tenants.

     20. Hazards. Agent agrees to provide Broker with any information Agent may have regarding Hazards in the Property. Hazards shall include, but are not limited to, asbestos, PCB transformers, other toxic or hazardous substances, underground storage tanks, and health and safety hazards. Broker shall notify Agent if Broker becomes aware of any Hazards in, on or about the Property. Agent understands that Broker is not a licensed or qualified expert on Hazards. Therefore, Broker shall not be responsible for discovering Hazards in, on or about the Property, causing the Property to comply with laws regarding Hazards, or supervise technical work on Hazards. Agent understands that the laws regarding the disclosure or Hazards to tenants, buyers and other persons may be ambiguous and subject to conflicting interpretations. Therefore, if Hazards are discovered in, on or about the Property and Broker in good faith disagrees with Agent's instructions regarding such disclosures, then broker may terminate this Agreement upon sixty (60) days written notice to Agent.

     All notices required or desired to be given pursuant to this Agreement shall be personally delivered or deposited in the United States mail, certified mail, return receipt requested, with postage prepaid, and shall be deemed to be given on the date delivered or forty-eight (48) hours after deposit in the United States mail, whichever is earlier.



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     IN WITNESS WHEREOF, the Parties to this Agreement acknowledge their acceptance of its terms and conditions by signing in the space provided below.

                            PEMBROKE SUPERVISORY MANAGEMENT LLC

                            By:      Pembroke Companies, Inc., member


Dated:                      By:
                                ----------------------------------------
                                     Title:  President


                            COLLIERS INTERNATIONAL

Dated: September 9, 1999    By: /s/
                                ----------------------------------------
                                     Title:  Vice President

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                                   EXHIBIT "A"
                                   -----------

                             COMPETITIVE PROPERTIES
                             ----------------------


1)       Smithridge Center
         500 Smithridge Drive
         Reno, Nevada


2)       Old Town Mall
         4001 South Virginia Street
         Reno, Nevada


3)       Southwest Pavilion
         8201 South Virginia Street
         Reno, Nevada

                                   EXHIBIT "B"
                                   -----------

                               STANDARD FORM LEASE
                               -------------------



                        TRANSMITTED UNDER SEPARATE COVER
                        --------------------------------

                                   EXHIBIT "C"
                                   -----------

                               COMMISSION SCHEDULE
                               -------------------

                           [PLEASE REVIEW AND CONFIRM]
                           ---------------------------


1. Rate of Commission. Commissions earned hereunder shall be computed only upon the Base Rent (as defined in Agent's standard form lease, Exhibit "B") with respect to which the Prospective Tenant is unconditionally obligated as of the execution of the lease (irrespective of any commencement date which may be set forth in the lease), calculated as follows:

     A. For Available Space and For Existing Tenants as to Expansion Space:

         Office Lease: (i) 6% of the rent payable during the first five (5) years of the term; plus (b) 3% of the rent payable during the sixth (6th) year through the tenth (10th) year of the term; plus (c) one and one-half (1.5%) of the rent payable during the eleventh (11th) through twentieth (20th) years of the term;

         Retail Lease: (iii) 6% of the rent payable during the first five (5) years of the term; plus (b) 3% of the rent payable during the sixth (6th) year through the tenth (10) year of the term; plus (c) one and one-half (1.5%) of the rent payable during the eleventh (11th) through twentieth (20th) years of the term.

     B. For Existing Tenants as to Lease Renewals Not Pursuant to an Option:

         Office Lease: (i) 3% of the rent payable during the first ten (10) years of the term.

         Retail Space: (ii) 3% of the rent payable during the first ten (10) years of the term.

         The commissions for both office and Retail shall be paid one-half upon full lease execution, and one-half upon either occupancy by tenant or the commencement of rental payment by tenant, whichever is earlier.

2. Exclusions. In computing the rent upon which the leasing commission is based, the following shall be excluded:

         (a) Increases in rent pursuant to any initially indeterminate rent escalation provision in the lease whereby the Prospective Tenant is obligated to pay increased rent, whether consisting of a share of the Landlord's increases in taxes, costs or expenses, increases based upon the Consumer Price Index, or otherwise;

         (b) Rent upon any portion of the premises, possession of which is retained by Landlord, as subtenant of the Prospective Tenant or otherwise;

         (c) Any rent based upon a percentage of income, gross receipts or other such data;

         (d) Security or other deposits;

         (e) Any other sums paid or to be paid by the Prospective Tenant pursuant to the lease and deemed to be "additional rent" thereunder, as contemplated in Agent's standard form of lease, Exhibit "B."

3. Cancellation Clauses. Where the Tenant, or the Landlord and the Tenant, have the right to cancel the lease at a time subsequent to the commencement of the term but prior to the expiration date set forth in the lease, Broker shall initially be paid a commission based on the aggregate rental for the uncancellable portion of the term. Broker shall be paid the balance of the commission based on the aggregate rental for the remaining portion of the lease term so long as the cancellation option is not exercised. If the cancellation is by mutual agreement not pursuant to a provision contained in the lease, or if the right of cancellation is contingent on the Landlord's acts or failure to act or otherwise within the Landlord's control, Broker shall be paid a commission for the entire lease term. A lease shall not be deemed cancelled within the meaning of this paragraph unless the Tenant vacates the premises. If the Tenant remains under a new arrangement, then Broker shall be entitled to a renewal commission for a period greater than the term of the original letting provided Broker participates in the new negotiations.

                                   EXHIBIT "D"
                                   -----------

                           PENDING LEASE NEGOTIATIONS
                           --------------------------



                                 NOT APPLICABLE
                                 --------------